EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES 2012 FIRST-QUARTER RESULTS

First-Quarter Revenues Grow 5.1% Over Prior Year

Des Plaines, IL, May 2, 2012—Schawk, Inc. (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, reported first-quarter 2012 results.  Net loss in the first quarter of 2012 was $1.6 million, or $0.06 per diluted share, versus net income of $2.8 million, or $0.11 per diluted share, in the first quarter of 2011.  Business and system integration expenses for the company’s ongoing information technology and business process improvement initiative increased by approximately $1.9 million for the quarter compared to the prior-year period, which contributed in part to the decline in net income compared to the 2011 comparable period.

On a non-GAAP basis, adjusting for financial impacts relating to the business and system integration expense and other items as further detailed in this release, adjusted net income was $1.4 million, or $0.05 per diluted share, compared to $4.2 million, or $0.16 per diluted share, during the prior-year period, on a comparable basis.

President and Chief Executive Officer David A. Schawk, commented, “We continued to see client expansion in emerging markets as evidenced by our growth in Europe and Asia Pacific during the first quarter of 2012. In addition, we have also seen growth with existing key clients as they continue to consolidate their spending with fewer vendors.  Due to both of these growth opportunities, we have continued to make certain investments in expanding our brand development and deployment capabilities to align with our clients’ evolving needs.  The year-over-year decline in profitability reflects those investments to further expand our business and also extend our presence in emerging markets.  Over time, we expect that these investments can be further leveraged to improve the company’s margins.”

Consolidated Results for the First Quarter Ended March 31, 2012
Consolidated net sales in the first quarter of 2012 were $112.8 million compared to $107.2 million in 2011, an increase of approximately $5.5 million, or 5.1 percent. Year-over-year sales were negatively impacted by changes in foreign currency translation rates of approximately $0.5 million, as the U.S. dollar increased in value relative to the local currencies of certain of the company’s non-U.S. subsidiaries.

Consumer packaged goods (CPG) accounts sales in the first quarter of 2012 were $89.6 million, or 79.4 percent of total net sales, compared to $81.6 million in the same period of 2011, an increase of 9.8 percent, primarily due to higher product and brand activity.  Advertising and retail accounts sales in the first quarter of 2012 were $17.3 million, or 15.4 percent of total sales, a decrease of 9.8 percent, from

Schawk Announces 2012 First-Quarter Results

$19.2 million during the first quarter 2011, primarily driven by reduced client promotional activity.  Entertainment accounts sales for the first quarter of 2012 of $5.8 million, or 5.2 percent of total sales, decreased 9.4 percent, from $6.4 million in the 2011 period, driven by continued declines in print-related promotional activity.

Gross profit was $37.1 million in the first quarter of 2012, a decline of $1.7 million from the first quarter of 2011. Gross profit as a percentage of sales decreased to 32.9 percent from 36.1 percent in the prior-year period. The decline in gross profit percent was largely driven by the previously mentioned investments in expanding the company’s brand development and deployment capabilities.

Selling, general and administrative (SG&A) expenses increased approximately $2.9 million to $33.9 million during the first quarter of 2012 from $31.0 million in the 2011 period.  Included in SG&A expenses for the first quarter of 2011 is a credit to income of approximately $1.5 million related to reserve reductions for certain of the company’s vacant leased properties in its European segment, for which changed circumstances required revisions in the estimates of future expenses related to the leases. Excluding this credit to income in the prior year, the increase in SG&A expenses in the first quarter of 2012 compared to the first quarter of 2011 is principally due to increases in the company’s previously mentioned investments in expanding its brand development and deployment capabilities.

For the first quarter of 2012, the company reported business and systems integration expenses of $3.2 million, compared to $1.2 million in the prior-year period, relating to the company’s ongoing information technology and business process improvement initiative.

The company recorded a $0.5 million loss on foreign exchange exposures in the first quarter of 2012, which was essentially the same loss reported in the first quarter of 2011.  The company’s net foreign exchange gains or losses relate primarily to currency exposure from intercompany debt obligations of the company’s non-U.S. subsidiaries, net of the impact of gains or losses from foreign currency hedges used to mitigate the company’s foreign exchange exposures.

Acquisition integration and restructuring expenses increased from $0.4 million in the first quarter of 2011 to $1.1 million in 2012.  These charges relate to employee terminations and other associated costs from the company’s continued focus on consolidating, reducing and re-aligning its work force and operations. The actions taken during the first quarter of 2012 are expected to result in annualized savings of approximately $2.9 million, with approximately $2.4 million realized during 2012.

The company reported an operating loss of $1.6 million in the first quarter of 2012 compared to operating income of $5.5 million in the 2011 period.  The decline year over year was driven primarily by the decline in gross profit, as well as increased expenses related to business and systems integration, acquisition integration and restructuring, and SG&A.

For the first quarter of 2012, the company reported a tax benefit of $0.8 million compared to an expense of $1.5 million during the same period in 2011, principally driven by the pre-tax loss in the first quarter of 2012.

Net loss in the first quarter of 2012 was $1.6 million, or $0.06 per diluted share, compared to net income of $2.8 million, or $0.11 per diluted share, in 2011.  Non-GAAP adjusted net income was $1.4 million, or $0.05 per diluted share, for the 2012 period, compared to $4.2 million, or $0.16 per diluted share, on a comparable basis for the prior-year period. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

Schawk Announces 2012 First-Quarter Results

Management Adjusted EBITDA Performance
Management adjusted EBITDA for the first quarter of 2012 was $9.6 million compared to $12.5 million for the prior-year period.  Please refer to the “Reconciliation of Non-GAAP Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
Schawk invites you to join its first-quarter 2012 earnings conference call on Thursday, May 3, 2012, at 9:00 a.m. Central time.  To participate in the conference call, please dial 800-573-4840 or 617-224-4326 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://Phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=4759933.  If you are unavailable to participate on the live call, a replay will be available through May 10 at 11:59 p.m. Eastern time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 54954871, and follow the prompts. The replay will also be available on the Internet for 30 days at the following http://Phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=4759933.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 26 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this earnings release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; higher-than-anticipated costs or lower-than-anticipated benefits associated with the Company’s ongoing information technology and business process improvement initiative;  the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

Schawk Announces 2012 First-Quarter Results

Schawk Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,		Increase (Decrease)
	2012	2011	Amount	Percent

Net sales	$112,750	$107,234	$5,516	5.1%
Cost of sales	75,684	68,482	7,202	10.5%
Gross profit	37,066	38,752	(1,686)	(4.4)%

Selling, general and administrative expenses	33,928	31,032	2,896	9.3%
Business and systems integration expenses	3,170	1,239	1,931	nm
Acquisition integration and restructuring expenses	1,084	431	653	nm
Foreign exchange loss	470	501	(31)	(6.2)%
Operating income (loss)	(1,586)	5,549	(7,135)	nm

Other income (expense)
Interest income	16	18	(2)	(11.1)%
Interest expense	(842)	(1,287)	445	(34.6)%

Income (loss) before income taxes	(2,412)	4,280	(6,692)	nm
Income tax provision (benefit)	(805)	1,491	(2,296)	nm

Net income (loss)	$(1,607)	$2,789	$(4,396)	nm

Earnings (loss) per share:
Basic	$(0.06)	$0.11	$(0.17)
Diluted	$(0.06)	$0.11	$(0.17)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,767	25,817
Diluted	25,767	26,246

Comprehensive income	$850	$5,463	$(4,613)

nm = not meaningful

Schawk Announces 2012 First-Quarter Results

Schawk, Inc.
 Consolidated Balance Sheets
 (In thousands, except share amounts)

	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets
CCurrent assets:
Cash and cash equivalents	$8,192	$13,732
Trade accounts receivable, less allowance for doubtful accounts of $1,955 at March 31, 2012 and $1,926 at December 31, 2011	96,278	99,967
Inventories	27,880	24,672
Prepaid expenses and other current assets	13,323	14,894
Income tax receivable	4,386	5,620
Deferred income taxes	719	682
Total current assets	150,778	159,567

Property and equipment, net	62,573	60,064
Goodwill, net	211,547	205,365
Other intangible assets, net:
Customer relationships	36,822	41,709
Other	911	354
Deferred income taxes	6,025	5,933
Other assets	7,339	6,521

Total assets	$475,995	$479,513

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$18,079	$18,366
Accrued expenses	70,613	60,636
Deferred income taxes	3,210	3,209
Income taxes	1,020	511
Current portion of long-term debt	4,597	21,442
Total current liabilities	97,519	104,164

Long-term liabilities:
Long-term debt	75,575	73,737
Deferred income taxes	13,857	13,476
Other long-term liabilities	13,741	14,211
Total long-term liabilities	103,173	101,424

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 30,945,995 and 30,766,517 shares issued at March 31, 2012 and December 31, 2011, respectively, 25,883,654 and 25,703,125 shares outstanding at March 31, 2012 and December 31, 2011, respectively	226	225
Additional paid-in capital	206,394	203,811
Retained earnings	121,943	125,619
Accumulated other comprehensive income, net	11,537	9,080
Treasury stock, at cost, 5,062,341 and 5,063,392 shares of common stock at March 31, 2012 and December 31, 2011, respectively	(64,797)	(64,810)
Total stockholders’ equity	275,303	273,925

Total liabilities and stockholders’ equity	$475,995	$479,513

Schawk Announces 2012 First-Quarter Results

Schawk Inc.
Segment Financial data
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,		Increase (Decrease)
	2012	2011	Amount	Percent

Sales to external clients:
Americas	$92,837	$92,385	$452	0.5%
Europe	22,392	17,592	4,800	27.3%
Asia Pacific	8,120	6,653	1,467	22.1%
Intercompany sales elimination	(10,599)	(9,396)	(1,203)	(12.8)%

Sales to external clients	$112,750	$107,234	$5,516	5.1%

Operating segment income (loss):
Americas	$7,951	$12,086	$(4,135)	(34.2)%
Europe	1,423	2,121	(698)	(32.9)%
Asia Pacific	114	30	84	nm
Corporate	(11,074)	(8,688)	(2,386)	(27.5)%

Operating segment income (loss)	$(1,586)	$5,549	$(7,135)	nm

nm = not meaningful

Schawk Announces 2012 First-Quarter Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

	Three Months Ended March 31,
	2012	2011

Income (loss) before income taxes - GAAP	$(2,412)	$4,280
Adjustments:
Acquisition integration and restructuring expenses	1,084	431
Business and systems integration expenses	3,170	1,239
Foreign currency loss	470	501
Adjusted income before income tax - non GAAP	2,312	6,451
Adjusted income tax provision – non GAAP	915	2,211

Adjusted net income – non GAAP	$1,397	$4,240

Weighted average common and common stock
equivalents outstanding – GAAP (diluted)	25,767	26,246

Earnings (loss) per diluted share - GAAP	$(0.06)	$0.11
Adjustments – net of tax effects:
Acquisition integration and restructuring expenses	0.03	0.01
Business and systems integration expenses	0.07	0.03
Foreign currency loss	0.01	0.01

Adjusted earnings per diluted share – non GAAP	$0.05	$0.16

Income tax provision (benefit) - GAAP	$(805)	$1,491
Adjustments: (1)
Acquisition integration and restructuring expenses	374	101
Business and systems integration expenses	1,244	492
Foreign currency loss	102	127

Adjusted income tax provision – non GAAP	$915	$2,211

(1) Adjustments have been tax-effected at the jurisdictions’ statutory rates.

Schawk Announces 2012 First-Quarter Results

Schawk, Inc.
Reconciliation of Non-GAAP Management Adjusted EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Net income (loss) - GAAP	$(1,607)	$2,789	$16,215	$32,689
Interest expense	842	1,287	4,825	6,500
Income tax expense (benefit)	(805)	1,491	(800)	9,450

Adjusted income (loss) – non GAAP	(1,570)	5,567	20,240	48,639
Depreciation and amortization expense	4,655	4,328	18,384	17,445
Impairment of long-lived assets	--	--	40	7
Other non-cash charges	--	--	137	--
Stock based compensation	1,832	471	3,459	1,900

Adjusted EBITDA – non GAAP	4,917	10,366	42,260	67,991

Permitted add backs on debt covenants:
Proforma effect of acquisitions and asset sales	--	1,250	2,758	1,922
Acquisition integration and restructuring expenses	--	80	207	80
Adjusted EBITDA for covenant compliance – non GAAP	4,917	11,696	45,225	69,993

Acquisition integration and restructuring expenses	1,084	351	1,916	2,376
Business and systems integration expenses	3,170	1,239	10,398	2,423
Proforma effect of acquisitions and asset sales	--	(1,250)	(2,758)	(1,922)
Multiemployer pension plan withdrawal (income) expense	--	--	1,846	(200)
Foreign exchange loss	470	501	1,081	990

Management adjusted EBITDA – non GAAP	$9,641	$12,537	$57,708	$73,660

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s current debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.